Exhibit 99.2

BroadSoft Announces Proposed Convertible Senior Note Offering

Gaithersburg, MD—(BUSINESS WIRE)—September 9, 2015—BroadSoft, Inc. (NASDAQ: BSFT) today announced its intention to offer, subject to market and other conditions, $175.0 million principal amount of convertible senior notes due 2022 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). BroadSoft also expects to grant the initial purchasers of the notes an option to purchase up to an additional $26.25 million principal amount of notes.

The notes will be general unsecured obligations of BroadSoft, and interest will be payable semi-annually in arrears. Prior to the close of business on the business day immediately preceding June 1, 2022, the notes will be convertible at the option of the holders only upon the satisfaction of certain circumstances. Thereafter, the notes will be convertible at the option of the holders at any time until the close of business on the second scheduled trading day immediately preceding maturity on September 1, 2022. Upon conversion, BroadSoft will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of the pricing of the offering.

Concurrently with and/or following the offering, BroadSoft intends to use a portion of the net proceeds of the offering to repurchase up to $60 million principal amount of its 1.50% convertible senior notes due 2018 (the “2018 Notes”). Additionally, BroadSoft intends to use up to $25 million of the net proceeds of the offering to repurchase shares of its common stock either from purchasers of the notes in the offering in privately negotiated transactions effected through one or more of the initial purchasers of the notes as its agent concurrently with the closing of the offering or following the offering in privately negotiated or open market repurchase transactions pursuant to its stock repurchase plan. BroadSoft expects the purchase price per share of the common stock repurchased from purchasers of notes in the offering in privately negotiated transactions concurrently with the closing of the offering to equal the closing price per share of its common stock on the date the offering of notes is priced. BroadSoft intends to use the remaining net proceeds for general corporate purposes, including the acquisition of, or investment in, complementary businesses, products or technologies.

The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About BroadSoft:

BroadSoft is the leading provider of software and services that enable mobile, fixed-line and cable service providers to offer Unified Communications over their Internet Protocol networks. The Company’s core communications platform enables the delivery of a range of enterprise and consumer calling, messaging and collaboration communication services, including private branch exchanges, video calling, text messaging and converged mobile and fixed-line services.

Media Contacts:

Brian Lustig, Bluetext PR for BroadSoft US

+1 301.775.6203

brian@bluetext.com

Max Seely, Senior Vice President, O1 Communications, Inc.

+1 916.235.2012

mseely@o1.com

Investor Relations:

John Kiang, CFA, BroadSoft, Inc.

+1 240.720.0625

jkiang@broadsoft.com